Exhibit 99.1

Tron Inc. Elected as Super Representative on TRON Network Expanding Into Revenue-Generating Blockchain Infrastructure and Governance

Winter Park, Florida – October 19, 2026 – Tron Inc. (Nasdaq: TRON), the largest publicly traded holder of TRON (TRX) tokens, today announced its successful election as one of the 27 Super Representative (SR) nodes on the TRON network, ranking #27 as of October 18, 2026 with 0.76 Billion in delegated TRX tokens.

As an SR, Tron Inc. will expand its digital asset strategy from TRX treasury accumulation into active participation in blockchain infrastructure. Tron Inc. will participate (via its wholly owned subsidiary) in block production, transaction validation, network security, and on-chain governance, further deepening its integration with the TRON ecosystem and capitalizing on its success as the leading settlement protocol for on-chain stablecoin and agentic AI payment solutions.

“This milestone marks an important step in our strategy to generate recurring on-chain revenue and contribute directly to the TRON network’s continued growth and resilience,” said Rich Miller, Chief Executive Officer of Tron Inc.

The Company remains committed to responsible node operation and delivering value for TRX holders and the broader community.

About TRON DAO

Founded in 2017, TRON blockchain is one of the world’s most popular layer-1 networks and the dominant settlement protocol for on-chain stablecoin payment. As of July 31, 2026, TRON blockchain hosts about $90 billion in TRC-20 USDT stablecoin, accounting for nearly half of the total global supply. With over 396 million user wallets internationally and cumulative transaction counts approaching 15 billion as of July 31, 2026, TRON blockchain ecosystem is the de facto global standard for on-chain USDT settlement. According to a recent industry report by Allium, an on-chain research institution, about 90% of stablecoin payment volume settles on TRON. Annual USDT transfer volume grew at a rapid pace of over 40% per annum for three consecutive years to nearly $8 trillion in 2025.

About Tron Inc.

Tron Inc. is a publicly traded company pioneering blockchain-integrated treasury strategies. As the public company with the largest TRON (TRX) tokens holdings, Tron Inc. is committed to transparency, and the adoption of decentralized finance for long-term value creation. In addition, through its wholly owned subsidiary, the Company designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues. Many of the Company’s products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. The products are distributed worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts SeaWorld, Six Flags and other attractions.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue”, “seek”, “commit” or other similar expressions. These statements include, but are not limited to, statements regarding the Company’s continued expansion into blockchain-powered treasury holdings and long-term vision to build shareholder value through innovation and strategic leadership. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

For additional details, follow on X:

https://x.com/TRON_INC

Investor Relations Contact:

Tron Inc.

t.network

(407) 230-8100